MMC ENERGY, INC.
26 Broadway
Suite 960
New York, NY 10004
(212) 977-0900

MMC ENERGY, INC. ANNOUNCES SALE OF EQUIPMENT

New York- November 26, 2008-MMC Energy, Inc. (NASDAQ: MMCE) announced today that it signed a definitive agreement to sell its membership interest in MMC Escondido II, LLC, (the “Membership Interest”) a wholly-owned subsidiary whose only asset is an agreement to acquire a General Electric LM6000 PC Sprint® turbine for $15.3 million to an affiliate of Wellhead Electric Company, Inc.. The Company continues to own all other assets related to the Escondido peaking facility, including the permit to upgrade that facility.

The sale of this Membership Interest will provide the Company with substantial additional near term liquidity and avoid paying costs related to transportation, storage, interest and taxes on the turbine. The Company agreed to acquire the turbine from General Electric for an expected delivery in December 2008 for use at its Escondido Energy Upgrade Project. The Company is in the process of preparing to submit bids for long-term contracts for peaking power for this Upgrade Project, which are likely to commence in 2010, and believes that the disposition of the turbine at this time is a better option than incurring substantial costs to store and maintain the turbine until construction at its Escondido generating site commences. The Company believes that there will be comparable turbines available on a timely basis when required to begin construction. Using the proceeds from the sale, the Company will repay its $3.57 million outstanding equipment loan debt balance with GE Energy Financial Services associated with this turbine, while retaining its loan facility tied to its remaining two LM-6000 turbines on order.

The Company expects that the two additional LM6000 turbines that the Company ordered from General Electric for its Chula Vista Upgrade Project will be delivered in March 2009. The Company anticipates that it will receive permits from the California Energy Commission for its re-powering of the Chula Vista site in the first quarter of 2009.

Michael Hamilton, CEO of MMC Energy commented, "We continue to believe that our power generation facilities in San Diego carry significant value, given the shortage of new generation throughout the State of California. Given the lengthy permitting process in the State of California, we are confident that significant value has been created at our existing generating sites and intend to upgrade the sites upon receiving long-term contracts for the output from our facilities."

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 80 megawatts or ``MW.''

The Company creates long-term value for its shareholders through disciplined asset acquisitions and hands on post-acquisition asset management. The Company has invested in electricity assets which provide essential services to key transmission constrained markets in California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity. The Company is poised to upgrade two of these assets, the 97 MW MMC Chula Vista Upgrade and the 48.5 MW MMC Escondido Upgrade, both located in San Diego County, California. When completed, the upgrades will add an incremental 89 MWs to this transmission constrained region.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 including anticipated events relating to completion of the Company’s current upgrade projects. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company’s Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Source: MMC Energy, Inc.

Contact:
MMC Energy Inc.
Denis G. Gagnon, Chief Financial Officer
(212) 977-0900
 www.mmcenergy.com

BPC Financial Marketing
Investor Contact:
John Baldissera
(800) 368-1217